EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Feb. 02, 2024 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower sales and decreased earnings results for the Company’s first fiscal quarter ending December 29, 2023.

“We’re facing a tough marketplace with high inventory levels at retail and lower consumer demand resulting in soft first quarter sales. We are taking steps to outperform the challenging marketplace and improve our financial results,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, our focus remains consistent on investing in innovation and marketing to position our brands for success.”

FIRST QUARTER RESULTS
Total Company net sales in the first quarter declined 22 percent to $138.6 million compared to $178.3 million in the prior year first fiscal quarter. Key contributing factors include:

  Fishing sales declined by approximately 20 percent driven by high retail inventories and lower consumer demand
  Diving sales decreased 8 percent over the prior year quarter, mainly due to a 6 percent negative impact on sales due to foreign currency translation
  Camping revenue declined 49 percent, of which approximately half was due to the sale of the Military and Commercial tents business last year. The remainder was due to high retail inventories and a decline in consumer spending
  Watercraft Recreation revenue declined 50 percent, reflecting continued significant reductions in the overall market demand

Total Company operating profit was approximately $0.05 million for the first fiscal quarter versus $5.5 million in the prior year first quarter. Gross margin was 38.1 percent, compared to 35.2 percent in the prior year quarter. The margin improvement was due primarily to decreased costs on certain materials and lower inbound freight expense. Operating expenses of $52.8 million decreased $4.5 million from the prior year period, due primarily to lower sales volumes. Additionally, $1.8 million of lower professional services expense was offset in part by $1.3 million of additional deferred compensation expense resulting from changes in market value of plan assets year over year.

Profit before income taxes was $5.9 million in the current year quarter, compared to $8.2 million in the prior year first quarter. The current year quarter includes a gain of approximately $1.9 million on the sale of a building. Net investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan, which are included in Other income, improved by $1.3 million over the prior year quarter, which fully offset the increase in deferred compensation expense in operating expenses above. Additionally, interest income increased $0.4 million over the prior year quarter.

Net income was $4.0 million, or $0.38 per diluted share, versus $5.9 million, or $0.57 per diluted share in the previous year’s first quarter. The effective tax rate was 33.0 percent compared to 28.0 percent in the prior year first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and investments of $114.2 million as of December 29, 2023, an increase of $10.8 million from the prior year. Depreciation and amortization were $5.0 million in the three months ending December 29, 2023, compared to $3.8 million in the prior three-month period. Capital spending totaled $5.0 million in the current year-to-date period compared with $6.6 million in the prior year period. In December 2023, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 11, 2024, which was payable January 25, 2024.

“We remain focused on managing our high inventory levels, executing on our defined cost savings program, and managing our expenses to improve profitability,” said David W. Johnson, Vice President and Chief Financial Officer. “Importantly, our debt-free balance sheet and cash position enable us to continue investing in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 2, 2024. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating results	December 29, 2023	December 30, 2022
Net sales	$138,644	$178,337
Cost of sales	85,790	115,558
Gross profit	52,854	62,779
Operating expenses	52,808	57,307
Operating profit:	46	5,472
Interest income, net	(1,160)	(790)
Other income, net	(4,693)	(1,904)
Profit before income taxes	5,899	8,166
Income tax expense	1,944	2,287
Net income	$3,955	$5,879
Weighted average common shares outstanding - Dilutive	10,220	10,168
Net income per common share - Diluted	$0.38	$0.57

Segment Results
Net sales:
Fishing	$110,492	$138,041
Camping	5,913	11,613
Watercraft Recreation	4,813	9,658
Diving	17,478	19,059
Other / Eliminations	(52)	(34)
Total	$138,644	$178,337
Operating profit (loss):
Fishing	$11,529	$15,572
Camping	358	753
Watercraft Recreation	(2,078)	(415)
Diving	(578)	13
Other / Eliminations	(9,185)	(10,451)
Total	$46	$5,472

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$109,555	$103,422
Accounts receivable, net	83,043	120,553
Inventories, net	267,321	251,525
Total current assets	476,224	486,524
Long-term investments	4,668	—
Total assets	692,683	689,096
Total current liabilities	104,067	117,438
Total liabilities	188,813	194,875
Shareholders’ equity	503,870	494,221

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600